Fund Name
Select BlackRock Global Allocation Fund



Series Number
(Series 42)



Name of Affiliate member of underwriting or selling syndicate
PNC Capital Markets LLC








(A) if part of an issue registered under the Securities Act of 1933 that is being offered to the public,
Yes



(B) part of an issue of governmental securities, as defined in section 2(a)
(16) of the Investment Company Act of 1940,




(C) if Eligible Municipal Securities,




(D) if Securities sold in an Eligible Foreign Offering,




(E) if Securities sold in an Eligible Rule 144A Offering









Issuer/Name of Security
CVS Health Corporation (2023)



Description of Security
BND/CORP








Date Purchased
03/06/18








Underwriter(s) from whom purchased
Goldman Sachs & Co. LLC








Syndicate Member(s)
Barclays Capital Inc.




Goldman Sachs & Co. LLC




Merrill Lynch




Pierce, Fenner & Smith Incorporated




J.P. Morgan Securities LLC




Wells Fargo Securities, LLC




BNY Mellon Capital Markets, LLC




Mizuho Securities USA LLC




MUFG Securities Americas Inc.




RBC Capital Markets, LLC




SunTrust Robinson Humphrey, Inc.




U.S. Bancorp Investments, Inc.




Fifth Third Securities, Inc.




KeyBanc Capital Markets Inc.




PNC Capital Markets LLC




Santander Investment Securities Inc.




SMBC Nikko Securities America, Inc.




Drexel Hamilton, LLC




Guggenheim Securities, LLC




ICBC Standard Bank Plc




 Loop Capital Markets LLC




MFR Securities, Inc.




 Samuel A. Ramirez & Company, Inc.




TD Securities (USA) LLC




The Williams Capital Group, L.P.








Aggregate Principal amount or Number of Shares
1,655,000



Aggregate Purchase Price
$1,640,171.20



Aggregate principal amount of such class of securities being offered $6,000,000,000.00








Purchase Price per Unit
$99.10








Date First Offered:
03/06/18



Price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made. $99.10



Commission, spread or profit (%)
7.50%; $450,000,000








The advisor/sub advisor certifies that the following information contained herein is complete and accurate and the following conditions have been satisfied:



The purchase price did not exceed the price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.



The underwriting was a Firm Commitment Underwriting:



The commission, spread, or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period



For securities that are not municipal securities - The issuer has been in continuous operation for not less than three years, including the operations of any predecessors.



For municipal securities only - The issue of securities has received an investment grade rating from a NRSRO or, if the issuer or entity supplying the revenues from which the issue is to be paid has been in operation less than three years (including the



The amount of such securities purchased by all of the investment companies advised by the advisor and the relevant sub-advisor(s) to the Fund purchasing such securities did not exceed 25% of (X) or (Y).



No Affiliated Underwriter was a direct or indirect participant in the sale.



Each transaction specified in this report has been effected in compliance with SEC Rule 10f-3.